Exhibit 99.1

April 20, 2012
FOR IMMEDIATE RELEASE

RAYMOND JAMES NAMES JOHN CARSON PRESIDENT,
CONFIRMS EXECUTIVE COMMITTEE

ST. PETERSBURG, Fla. – The Raymond James Financial Board of Directors today officially named Morgan Keegan CEO John Carson president, an appointment previously announced in January. Carson will also oversee Fixed Income and Public Finance.

Carson’s appointment completes the firm’s executive committee that includes:

•	Paul Reilly, CEO, Raymond James Financial

•	Dennis Zank, Chief Operating Officer, Raymond James Financial; CEO, Raymond James & Associates

•	Jeffrey P. Julien, Chief Financial Officer, Executive Vice President, Finance, and Treasurer, Raymond James Financial

•	Chet Helck, Executive Vice President, Raymond James Financial, CEO, Global Private Client Group

•	John Carson, President, Raymond James Financial; CEO and Executive Managing Director, Morgan Keegan & Company, Inc.

•	Paul Allison, Chairman, President and CEO, Raymond James Ltd.

•	Jeffrey E. Trocin, Executive Vice President, Equity Capital Markets, Raymond James & Associates

•	Bella Loykhter Allaire, Executive Vice President, Technology & Operations, Raymond James & Associates

•	Steve Raney, President and CEO, Raymond James Bank

•	Jeff Dowdle, President, Asset Management Services, Senior Vice President, Raymond James & Associates

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its four principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services, Morgan Keegan and Raymond James Ltd., have approximately 6,500 financial advisors serving 2.4 million accounts in 2,600 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $372 billion, of which approximately $38 billion are managed by the firm’s asset management subsidiaries.

Forward Looking Statements

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements, due to a number of factors, which include, but are not limited to, difficulty integrating Raymond James' and Morgan Keegan's businesses or realizing the projected benefits of the acquisition, the inability to sustain revenue and earnings growth, changes in the capital markets, diversion of management time on integration issues, and other risk factors discussed in documents filed by Raymond James with the Securities and Exchange Commission from time to time, including Raymond James' 2011 Annual Report on Form 10-K and the quarterly report on Form 10-Q for the quarter ended December 31, 2011, which are available on RAYMONDJAMES.COM and SEC.GOV. Any forward-looking statement speaks only as of the date on which that statement is made. Raymond James will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

For more information, please contact Steve Hollister at 727-567-2824.

Please visit the Raymond James Press Center at raymondjames.com/media.